Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Information Statement on Schedule 14-C, dated April 15, 2011, of our Report of Independent Registered Public Accounting Firm, dated March 29, 2011, relating to the financial statements of ArtVentive Medical Group, Inc. (a development stage company) as of and for the years ended December 31, 2010 and 2009, as filed with the SEC on March 31, 2011.

/s/Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

April 15, 2011

5296 S. Commerce Drive, Suite 300·• Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants